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EXHIBIT 99.3

[IES LOGO]                                                          NEWS RELEASE


                                  Contacts: David A. Miller, CFO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

                                            Ken Dennard / ksdennard@drg-e.com
                                            Karen Roan / kcroan@drg-e.com
                                            DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

                    INTEGRATED ELECTRICAL SERVICES ANNOUNCES
                           SALE OF TWO BUSINESS UNITS

      HOUSTON -- FEBRUARY 2, 2005 -- Integrated Electrical Services, Inc. (NYSE:
IES) today announced that it has completed the sale of substantially all of the assets of two of its commercial business units for a combined sales price of approximately $4.3 million in cash. Based in New Mexico and North Carolina, these units were included in the company's October 28, 2004 press release indicating that IES planned to divest several commercial businesses with combined 2004 revenues of approximately $289 million.

      In fiscal 2004, these two units had combined revenues of $27.3 million and operating income of $0.6 million. The majority of the net proceeds from these sales will be used to retire IES' senior secured indebtedness.

      On a cumulative basis since November 29, 2004, IES has completed six sales and received approximately $19.3 million in cash. During fiscal 2004, these six units produced combined revenues of $102.3 million and operating income of $1.2 million.

      Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company's accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, increases in the level of competition from other major electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreement with a surety company or a co-surety to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms of the required payments under the credit facility, disruption of business or costs resulting from an SEC investigation, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2004.